Exhibit 99.1

Scott A. McGregor Joins Xactly’s Board of Directors

Former Broadcom CEO Brings Decades of Enterprise Expertise and Experience Guiding High-Growth Companies

San Jose, Calif. — March 28, 2016 — Xactly (NYSE: XTLY), a leading provider of cloud-based incentive solutions, has appointed Scott A. McGregor to its board of directors. A renowned Silicon Valley leader, McGregor’s extensive experience in scaling enterprise companies will be invaluable as Xactly continues to reach new levels of growth, both in the U.S. and internationally.

“I am honored to have someone of Scott’s caliber and character advising our team,” said Christopher W. Cabrera, Xactly founder and CEO. “While Scott’s resume speaks for itself, so does his reputation for valuing and fostering strong and fair corporate cultures – something that is critically important to us at Xactly.”

Today, more than 870 companies of all sizes and industries rely on Xactly’s technology, services and big data intelligence to create a more agile, aligned and engaged workforce. For Fortune 500 businesses to leaders in retail, hospitality and the cloud, Xactly continues to be the incentive and sales performance management provider of choice for companies looking to use compensation as a strategic lever to drive performance.

“Better motivating, managing and compensating a global sales and larger workforce is becoming increasingly critical,” said McGregor. “Xactly is the premier cloud-based software servicing this market need and I am excited to be joining the company at such a dynamic time in its evolution.”

McGregor most recently served as Broadcom’s president and CEO, where he was responsible for guiding the vision and direction of the company’s corporate strategy. Since joining Broadcom in 2005, McGregor grew the company’s revenue by multiple billions, while doubling its geographic footprint.

Prior to Broadcom, McGregor held the position of president and CEO of Philips Semiconductors (now NXP Semiconductors). He also held leadership positions at Digital Equipment Corporation (now part of HP) and Microsoft.

Additionally, McGregor serves on the board of Ingram Micro. In 2013, he received UCLA’s IS Executive Leadership Award.

For a high-resolution headshot of Scott McGregor, please click here.

Additional Resources

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About Xactly

Xactly is a leading provider of enterprise-class, cloud-based, incentive compensation solutions for employee and sales performance management. We address a critical business need: To incentivize employees and align their behaviors with company goals. Our products allow organizations to make more strategic decisions, increase employee performance, improve margins, and mitigate risk. Our core values are key to our success, and each day we’re committed to upholding them by delivering the best we can to our customers.

©2016 Xactly Corporation. All rights reserved. Xactly, the Xactly logo, and “Inspire Performance” are registered trademarks or trademarks of Xactly Corporation in the United States and/or other countries. All other trademarks are the property of their respective owners.

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